Exhibit 10.1

DCT INDUSTRIAL TRUST INC.

2006 OUTPERFORMANCE PROGRAM

ARTICLE 1

GENERAL

1.1 Purpose and Authority. This 2006 Outperformance Program (the “Outperformance Program” or the “Program”) is adopted pursuant to the DCT Industrial Trust Inc. (the “Company”) 2006 Long Term Incentive Plan (as amended, restated and supplemented from time to time, the “Plan”) to provide certain key employees of the Company or its affiliates in connection with their employment or other service relationship with the incentive compensation described in the Outperformance Program and thereby provide additional incentive for them to promote the progress and success of the business of the Company and its affiliates. The Outperformance Program was adopted by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) pursuant to authority delegated to it by the Board as set forth in the Committee’s charter.

1.2 Administration.

1.2.1 Without limitation of Section 1.1, the Outperformance Program and the Awards shall be administered by the Committee in accordance with the Plan

1.2.2 The Committee shall have the power and authority to select Award Recipients and grant Awards to such Award Recipients. The Committee may make such rules and regulations and establish such procedures for the administration of this Outperformance Program as it deems appropriate.

1.2.3 The Committee may, in its absolute discretion, without amendment to the Outperformance Program, accelerate the lapse of restrictions, or waive any condition imposed hereunder, with respect to any Award, or otherwise adjust any of the terms applicable to any such Award; provided, however, that no action under this Section 1.2.3 shall adversely affect any outstanding Awards without the consent of the holder thereof.

1.2.4 All decisions made by the Committee pursuant to the provisions of the Outperformance Program shall be final, conclusive and binding on all persons, including the Company and the Award Recipients. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Outperformance Program, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

1.3 Definitions. Capitalized terms used herein without definitions shall have the meanings given to those terms in the Plan. In addition, as used herein:

“Additional Share Baseline Value” means, with respect to an Additional Share, the gross proceeds received by the Company or the Partnership upon the issuance of such Additional Share, which amount shall be deemed to equal, as applicable: (A) if such Additional Share is issued in a public offering or private placement, the gross price to the public or to the purchaser(s); and (B) if such Additional Share is issued in exchange for assets or upon the acquisition of another entity, the cash value imputed to such Additional Share for purposes of such transaction by the parties thereto, as determined by the Committee, or, if no such value was imputed, the Common Stock Price as of the date of issuance.

“Additional Shares” means (without double-counting), as of a particular date of determination, the sum of (A) the number of shares of Common Stock plus (B) the REIT Shares Amount for all of the Units (assuming that such Units were converted, exercised, exchanged or redeemed for Common Units as of such date at the applicable conversion, exercise, exchange or redemption rate (or rate deemed applicable by the Committee if there is no such stated rate) and such Common Units were then tendered to the Partnership for redemption pursuant to Section 8.5 of the Partnership Agreement as of such date), other than those held by the Company, in the case of each (A) and (B), to the extent issued after the Effective Date and on or before the Valuation Date in a capital raising transaction, in exchange for assets or upon the acquisition of another entity, but specifically excluding, without limitation, (i) shares of Common Stock issued upon exercise of stock options or upon the exchange (directly or indirectly) of LTIP Units or other Units issued to employees, non-employee directors, consultants, advisors or other persons or entities as incentive compensation, and (ii) shares of Common Stock awarded to employees or other persons or entities in exchange for services provided to the Company.

“Aggregate Dividend Value” means, as of a particular date, the value, based on the Common Stock Price as of such date, of the sum of the total dividends and other distributions actually paid between the Effective Date and such date (excluding dividends and distributions paid in the form of additional shares of Common Stock or Units) in respect of the Total Shares as of such date assuming that all of such dividends and other distributions had been reinvested in shares of Common Stock at the Common Stock Price on the date such dividend or other distribution was paid.

“Award” means an award of a Participation Percentage to an Award Recipient under the Outperformance Program.

“Award Recipient” means an Eligible Person designated by the Committee to receive an Award.

“Award Shares” has the meaning given to that term in Section 2.3.1.

“Baseline” means, as of the Valuation Date, an amount representing (without double-counting) the sum of: (A) the Baseline Value multiplied by (i) the Initial Shares, multiplied by (ii) the sum of 100% plus the Target Return Percentage; plus (B) with respect to each Additional Share, the product of (i) the Additional Share Baseline Value of such Additional Share, multiplied by (ii) the sum of (x) 100% plus (y) the product of the Target Return Percentage multiplied by a fraction the numerator of which is the number of days from the issuance of such Additional Share to and including the Valuation Date and the denominator of which is the number of days from and including the Effective Date to and including the Valuation Date.

“Baseline Value” means the “public offering price” (or equivalent) set forth on the cover page for the final prospectus relating to the Initial Public Offering.

“Cause” means, with respect to an Award Recipient, (A) if the Award Recipient is a party to a Service Agreement, and “cause” is defined therein, such definition, or (B) if the Award Recipient is not party to a Service Agreement or the Award Recipient’s Service Agreement does not define “cause”: (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) repeatedly failing to adhere to the directions of superiors or the Board or the written policies and practices of the Company or Subsidiaries or its affiliates; (iii) the commission of a felony or a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company or Subsidiaries or any affiliate thereof; (iv) fraud, misappropriation or embezzlement; (v) a material breach of the Award Recipient’s Service Agreement (if any) with the Company or Subsidiaries or its affiliates; (vi) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the Award Recipient; (vii) any illegal act detrimental to the Company or Subsidiaries or its affiliates; or (viii) repeated failure to devote substantially all of the Award Recipient’s business time and efforts to the Company if required by the Award Recipient’s Service Agreement.

“Change in Control” means (A) if the Award Recipient is a party to a Service Agreement, and “change in control” is defined therein, such definition, or (B) if the Award Recipient is not party to a Service Agreement or the Award Recipient’s Service Agreement does not define “change in control”, the happening of any of the following:

(i) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any entity controlling, controlled by or under common control with the Company, any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any such entity, and, with respect to any particular Award Recipient, the Award Recipient and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which the Award Recipient is a member), is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of either (A) the combined voting power of the Company’s then outstanding securities or (B) the then outstanding Shares (in either such case other than as a result of an acquisition of securities directly from the Company); or

(ii) any consolidation or merger of the Company where the shareholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

(iii) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of the Company immediately prior to such sale or (B) the approval by shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company; or

(iv) the members of the Board at the beginning of any consecutive 24-calendar-month period (the “Incumbent Directors”) cease for any reason other than due to death to constitute at least a majority of the members of the Board; provided that any Director whose election, or nomination for election by the Company’s shareholders, was approved or ratified by a vote of at least a majority of the members of the Board then still in office who were members of the Board at the beginning of such 24-calendar-month period, shall be deemed to be an Incumbent Director.

Notwithstanding the foregoing, no event or condition shall constitute a Change in Control to the extent that, if it were, a 20% tax would be imposed under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such 20% tax.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Company’s Common Stock, par value $.01 per share, either currently existing or authorized hereafter.

“Common Units” has the meaning set forth in the Partnership Agreement.

“Common Stock Price” means, as of a particular date, the average of the Fair Market Value of one share of the Common Stock for the sixty (60) trading days ending on, and including, such date (or, if such date is not a trading day, the most recent trading day immediately preceding such date); provided, however, that if such date is the date upon which a Transactional Change in Control occurs, the Common Stock Price as of such date shall be equal to the fair market value in cash, as determined by the Committee, of the total consideration paid or payable in the transaction resulting in the Transactional Change in Control for one share of Common Stock.

“Disability” means, with respect to an Award Recipient, unless otherwise provided in the Award Recipient’s Service Agreement, the occurrence of an event which would entitle an employee of the Company to the payment of disability income under one of the Company’s approved long-term disability income plans or a long term disability as determined by the Committee in its absolute discretion pursuant to any other standard as may be adopted by the Committee. Notwithstanding the foregoing, no circumstances or condition shall constitute a Disability to the extent that, if it were, a 20% tax would be imposed under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Disability to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such 20% tax.

“Dividend Value” means the aggregate amount of dividends and distributions paid on one share of the Common Stock between the Effective Date and the Valuation Date (excluding dividends and distributions paid in the form of additional shares of Common Stock).

“Effective Date” means the date of the consummation of the Initial Public Offering.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” has the meaning given to that term in the Plan.

“Final Participation Percentage” means, as of the Valuation Date, with respect to each Award Recipient, such Award Recipient’s Participation Percentage, plus such Award Recipient’s Unallocated Participation Percentage Share.

“Good Reason” means, with respect to an Award Recipient, (A) if the Award Recipient is a party to a Service Agreement, and “good reason” is defined therein, such definition, or (B) if the Award Recipient is not party to a Service Agreement or the Award Recipient’s Service Agreement does not define “good reason”: (i) the material reduction of the Award Recipient’s authority, duties and responsibilities, or the assignment to the Award Recipient of duties materially inconsistent with the Award Recipient’s then current position or positions with the Company; (ii) a reduction in the annual salary of the Award Recipient, or a reduction in the target bonus applicable to the Award Recipient, if any (except for the material reduction in bonus that is part of a Company program to reduce “general and administrative” expenses due to business conditions which reduction is applied to other senior officers generally; provided that such reduction is before the occurrence of a Change in Control; or (iii) the relocation of the Award Recipient’s office to more than 30 miles from Denver, Colorado.

“Initial Public Offering” means the consummation of the first fully underwritten, firm commitment public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale by the Company of its Common Stock, which is expected to be consummated in December 2006.

“Initial Shares” means (without double counting) the sum of (A) the total number of shares of Common Stock outstanding as of the Effective Date excluding unvested shares of Common Stock previously granted to employees or other persons or entities in exchange for services provided to the Company and excluding shares of Common Stock issuable upon exercise of stock options or upon the exchange (directly or indirectly) of unvested LTIP Units or other Units issued to employees, non-employee directors, consultants, advisors or other persons or entities as incentive compensation, (B) the number of shares of Common Stock issued by the Company in its Initial Public Offering (including any shares of Common Stock that the Company issues and sells to the underwriters in its Initial Public Offering as a result of any exercise of the overallotment option granted by the Company to the underwriters pursuant to the underwriting agreement relating to the Initial Public Offering) and (C) the REIT Shares Amount for all of the Common Units (other than those held by the Company) outstanding as of the Effective Date.

“LTIP Units” means partnership units in the Partnership designated as such in the Partnership Agreement.

“Maximum Outperformance Pool Amount” means $40,000,000.

“Measurement Date” means the third anniversary of the Effective Date.

“MSCI US REIT Index Percentage” means, for a particular period, 110% of the compound annual return during such period of the total return index level for the MSCI US REIT Index (RMS), or, in the event such index is discontinued or its methodology significantly changed, a comparable index selected by the Committee in good faith.

“Outperformance Pool” means, as of the Valuation Date, a dollar amount calculated as follows: subtract the Baseline from the Total Return, in each case as of the Valuation Date, and multiply the resulting amount (or, if the resulting amount would be negative, zero) by 10%; provided, however, that in no event shall the Outperformance Pool as of the Valuation Date exceed the Maximum Outperformance Pool Amount.

“Participation Percentage” means, with respect to an Award Recipient, such Award Recipient’s share of the amounts to be paid under this Outperformance Program as set forth in such Award Recipient’s Participation Letter.

“Partnership” means DCT Industrial Operating Partnership LP, a Delaware limited partnership.

“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of the Partnership dated as of October 10, 2006 among the Company and the limited partners party thereto, as amended from time to time.

“Qualified Termination” has the meaning set forth in Section 2.4.1.

“REIT Shares Amount” has the meaning set forth in the Partnership Agreement.

“Securities Act” means the Securities Act of 1933, as amended

“Service Agreement” means, as of a particular date, any employment, consulting or similar service agreement then in effect between an Award Recipient, on the one hand, and the Company, its Subsidiary, or one of its affiliates, on the other hand, as amended or supplemented through such date.

“Subsidiary” means any corporation, partnership or other entity of which at least 50% of the economic interest in the equity or voting power is owned (directly or indirectly) by the Company. In the event the Company becomes such a subsidiary of another company (directly or indirectly), the provisions hereof applicable to subsidiaries shall, unless otherwise determined by the Committee, also be applicable to such parent company.

“Target Return Percentage” means the greater of (i) 10% per year, compounded annually, or (ii) the MSCI US REIT Index Percentage, in each case for the period from the Effective Date to the Valuation Date.

“Transfer” has the meaning set forth in Section 2.7.

“Total Return” means (without double-counting), as of a particular date, an amount equal to the sum of (a) the Total Shares multiplied by the Common Stock Price as of such date plus (b) the Aggregate Dividend Value as of such date.

“Total Shares” means (without double-counting), as of a particular date of determination, the sum of: (A) the Initial Shares, plus (B) the Additional Shares as of such date.

“Transactional Change in Control” means (a) a Change in Control described in clause (i) of the definition thereof where the “person” or “group” makes a tender offer for Common Stock, or (b) a Change in Control described in clauses (ii) or (iii)(A) of the definition thereof.

“Unallocated Participation Percentage” means, as of the Valuation Date, the aggregate participation percentage of the Outperformance Pool that is not allocated to any Award Recipient under the Outperformance Program whether because such participation percentage was not allocated or was forfeited.

“Unallocated Participation Percentage Share” means, as of the Valuation Date, with respect to each Award Recipient, the Unallocated Participation Percentage multiplied by a fraction the numerator of which is such Award Recipient’s Participation Percentage and the denominator of which is the product of (i) 100% minus (ii) the Unallocated Participation Percentage.

“Units” means all Common Units and other Partnership Units (as defined in the Partnership Agreement) with economic attributes substantially similar to Common Units as determined by the Committee.

“Valuation Date” means the earliest of (i) the Measurement Date and (ii) the date upon which a Change in Control shall occur.

ARTICLE 2

OUTPERFORMANCE AWARDS

2.1 Awards. The Committee in its discretion shall select those Eligible Persons who shall be Award Recipients and shall determine each Award Recipient’s Award, which will consist of a Participation Percentage in the Outperformance Program. All Award Recipients and the amount of their Awards shall be selected on or prior to the Valuation Date. Promptly after the Committee selects an Award Recipient to receive an Award, the Company will provide the Award Recipient with a participation letter substantially in the form attached hereto as Exhibit A (each, a “Participation Letter”) notifying the Award Recipient of his or her Award. The Committee shall have the right to increase an Award Recipient’s Participation Percentage from time to time and at any time prior to the Valuation Date, in which case a new Participation Letter will be provided to the Award Recipient. Notwithstanding the foregoing, the total Participation Percentages of all Award Recipients under this Outperformance Program may not exceed 100%.

2.2 Determination of Outperformance Pool. As soon as practicable following the Valuation Date, but as of the Valuation Date, the Committee will determine the size of the Outperformance Pool, if any. If the performance of the Company has been such that there is no Outperformance Pool (i.e., that the Outperformance Pool is zero), then the Award Recipients will not be entitled to be paid any amounts under the Program and the Awards will be terminated as of the Valuation Date. If the Outperformance Pool as of the Valuation Date is greater than zero, then the Award Recipients will be entitled to the payments described in Section 2.3 below.

2.3 Award Payment.

2.3.1 In the event that the Outperformance Pool as of the Valuation Date is greater than zero, then the Committee will perform the following calculations with respect to each Award: multiply (x) the Outperformance Pool calculated as of the Valuation Date by (y) the Final Participation Percentage for such Award Recipient, then divide the result by (z) the Common Stock Price on the Valuation Date; the resulting number is hereafter referred to as the “Award Shares”;

2.3.2 Subject to the terms hereof, the Award Shares shall be issued as of the Valuation Date, notwithstanding that, as an administrative matter, certificates representing the Award Shares may be issued subsequent to any such date.

2.4 Termination and Forfeiture; Vesting; Change in Control.

2.4.1 In the event of termination of the Award Recipient’s employment by the Company without Cause or by the Award Recipient with Good Reason or by reason of the Award Recipient’s death or Disability (a “Qualified Termination”) prior to the Valuation Date then, with respect to the Award Recipient only, (i) the calculations provided in Sections 2.2 and 2.3 hereof shall be performed with respect to this Award effective as of the date of the Qualified Termination as if a Change in Control had occurred (with respect to the Award Recipient only) on such date, (ii) such Award Recipient shall be issued the Award Shares resulting from such calculation and (iii) the Award Shares resulting from such calculation shall automatically and immediately vest as of the date of the Qualified Termination.

2.4.2 If at any time prior to the Valuation Date an Award Recipient’s employment by the Company shall terminate or cease for any reason other than a Qualified Termination, then such Award Recipient’s Award shall be forfeited at such time. If at any time on or after the Valuation Date an Award Recipient’s employment by the Company shall terminate or cease for any reason other than a Qualified Termination, then all of such Award Recipient’s Award Shares that remain unvested at such time shall automatically and immediately be forfeited by such Award Recipient.

2.4.3 Subject to Sections 2.4.1 and 2.4.2 hereof, the Award Shares shall become vested as follows: (i) fifty percent (50%) of such Award Shares shall become vested on the Measurement Date; (ii) an additional twenty-five percent (25%) of such Award Shares shall become vested on the first (1st) anniversary of the Measurement Date and (iii) the remaining twenty-five percent (25%) of such Award Shares shall become vested on the second (2nd) anniversary of the Measurement Date; provided, however, that all unvested Award Shares that have not previously been forfeited shall vest immediately upon the occurrence of a Change in Control or a Qualified Termination. For the avoidance of doubt, the vesting of the Award Shares pursuant to this Section 2.4.3 shall be independent from, and in no way effect, the calculations set forth in Sections 2.2 and 2.3 hereof.

2.4.4 Prior to the Valuation Date, the Committee may allocate part or all of any Award or any unvested portion thereof which have been forfeited pursuant to Section 2.4.2 to one or more of the other Award Recipients then existing or to one or more new Award Recipients, including newly hired employees.

2.5 Issuance of Other Securities in lieu of Common Stock. In lieu of shares of Common Stock, the Committee, in its sole discretion, may permit some or all of the Award Recipients to receive their Award Shares in LTIP Units or other securities of the Company or any of its affiliates, that are valued in whole or in part by reference to, or are otherwise calculated by reference to or based on, shares of Common Stock (“Other Share-Based Securities”); provided, that the Committee determines, in good faith, that the aggregate value of such Other Share-Based Securities is equivalent to the value of the Award Shares to be issued to such Award Recipient(s) pursuant to Section 2.3.1. Other Share-Based Securities may be issued in lieu of all the Award Shares of such Award Recipient(s) or a portion thereof. The Committee shall determine the restrictions and conditions, under this Program or otherwise, applicable to such Other Share-Based Securities.

2.6 Dividends. On the date of issuance of Award Shares or as soon as practicable thereafter, the Company shall make to each Award Recipient a payment in cash equal to the result of multiplying (x) such Award Recipient’s Award Shares by (y) the Dividend Value. On and after the Valuation Date, if the Company shall pay a cash dividend on the Common Stock, the Company shall pay the same cash dividend on each issued and outstanding Award Share without regard to whether such Award Share has then vested (which dividend shall be non-refundable, notwithstanding any subsequent forfeiture, if any, of Award Shares in respect of which such dividend was paid).

2.7 Restrictions on Transfer. Except as otherwise permitted by the Committee, no Award Recipient shall sell, assign, transfer, pledge, give away or in any other manner disposed of, whether voluntarily or by operation of law (each such action a “Transfer”) any Award or any Award Share prior to the date on which it vests; provided that the Committee may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Committee may determine in its sole discretion.

2.8 Rights with Respect to Award. Without duplication with the provisions of Section 14 of the Plan, if (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or capital stock of the Company or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization, significant repurchase of shares, or other similar change in the capital structure of the Company, or any distribution to holders of Common Stock other than ordinary cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the terms of the Outperformance Program, then and in that event, the Committee shall take such action as shall be necessary to maintain the Award Recipients’ rights hereunder so that they are substantially proportionate to the rights existing under this Outperformance Program prior to such event. After the issuance of the Award Shares, the Award Recipient shall possess all incidents of ownership with respect to each Award Share which is outstanding, including voting rights, without regard to whether such Award Share has then vested, except as otherwise set forth herein.

ARTICLE 3

MISCELLANEOUS

3.1 Amendments. This Outperformance Program and any Participation Letter may be amended or modified only with the consent of the Company acting through the Committee or the Board; provided that any amendment or modification which adversely affects an Award Recipient must be consented to by such Award Recipient to be effective as against him.

3.2 Incorporation of the Plan; Interpretation by Committee. This Outperformance Program is subject in all respects to the terms, conditions, limitations and definitions contained in the Plan. In the event of any discrepancy or inconsistency between this Outperformance Program and the Plan, the terms and conditions of the Plan shall control. Without limiting the generality of the foregoing, the Committee may interpret the Plan and this Outperformance Program, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law, provided that the Committee’s interpretation shall not be entitled to deference on and after a Change in Control except to the extent that such interpretations are made exclusively by members of the Committee who are individuals who served as Committee members before the Change in Control and take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan, this Outperformance Program or the administration or interpretation thereof. In the event of any dispute or disagreement as to interpretation of the Plan or this Outperformance Program or of any rule, regulation or procedure, or as to any question, right or obligation arising from or related to the Plan or this Outperformance Program, the decision of the Committee, except as provided above, shall be final and binding upon all persons.

3.3 Stock Certificates; Restrictive Legends

3.3.1 On any date of issuance of Award Shares or as soon as practicable thereafter, the Company shall issue a stock certificate, or if shares are not certificated, a written statement evidencing the book entry of the Award Shares as required by applicable law, to each Award Recipient receiving Award Shares hereunder. Each such certificate or book entry shall be registered in the name of the appropriate Award Recipient. The certificates or any written statement evidencing the book entry of the Award Shares issued hereunder shall bear a legend referring to the terms, conditions and restrictions applicable to such Award Shares hereunder, substantially in the following form (in addition to any other legend the Committee may determine to be necessary or appropriate) and, if shares are not certificated, such legend(s) shall also be entered in the Company’s book entry electronic records:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE RESTRICTED BY AND SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE DCT INDUSTRIAL TRUST INC. 2006 OUTPERFORMANCE PROGRAM. COPIES OF SUCH PROGRAM ARE ON FILE IN THE OFFICES OF DCT INDUSTRIAL TRUST INC. AT 518 17TH STREET, 17TH FLOOR DENVER, CO 80202.

3.3.2 The Committee shall require that the stock certificates, if any, evidencing the Award Shares be held in custody by the Company until the restrictions (including those relating to vesting and transferability) set forth in this Outperformance Program shall have lapsed, and that, as a condition to the issuance of the Award Shares to any Award Recipient such Award Recipient shall have delivered a stock power, endorsed in blank, relating to such Award Shares. If and when such restrictions lapse, the stock certificates, if any, shall be delivered by the Company to the appropriate Award Recipient or his designee.

3.3.3 Any shares of Common Stock or other securities distributed by the Company in respect of the Award Shares shall be subject to this Section 3.3 including the requirement of an appropriate legend, the requirement that the certificates, if any, representing such shares of Common Stock or other securities be held in custody by the Company and the condition to distribution that the Award Recipient have delivered a stock power with respect to such shares of Common Stock or other securities.

3.3.4 If the Company shall be consolidated or merged with another corporation, each Award Recipient shall be required, to the extent that the Award Shares remain unvested and/or subject to restrictions or transferability, to deposit with the successor corporation each certificate that such Award Recipient is entitled to receive by reason of the ownership of the Award Shares, and the other provisions of this Section 3.3 shall apply to such certificates

3.4 Withholding of Tax. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder shall be subject to the withholding of such amounts as the Company reasonably may determine that it is required to withhold pursuant to applicable federal, state or local law or regulation. The Company’s obligation to deliver stock certificates (or evidence of book entry) to any Award Recipient is subject to and conditioned on tax withholding obligations being satisfied by such Award Recipient.

3.5 Assignability. Except as otherwise provided by law, no benefit hereunder shall be assignable, or subject to alienation, garnishment, execution or levy of any kind, and any attempt to cause any benefit to be so subject shall be void.

3.6 No Contract for Continuing Services. This Program shall not be construed as creating any contract for continued services between the Company and any Award Recipient and nothing herein contained shall give any Award Recipient the right to be retained as an employee of the Company.

3.7 Governing Law. This Plan shall be construed, administered, and enforced in accordance with the laws of the State of Maryland, without giving effect to the conflict of laws principles thereof.

3.8 Non-Exclusivity. The Program does not limit the authority of the Company, the Committee, or any Subsidiary, to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same performance objectives used under the Program.

3.9 Securities Laws Compliance. Award Shares shall not be issued pursuant to the exercise or settlement of any award granted hereunder unless the settlement of such award and the issuance and delivery of such Award Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act and the requirements of any stock exchange upon which the Award Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

3.10 Section 409A. If any compensation provided by this Program may result in the application of Section 409A of the Code, the Company shall, in consultation with the Award Recipient, modify the Program with respect to such Award Recipient solely in the least restrictive manner necessary in order to, where applicable, (i) exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or (ii) comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications, in each case, without any diminution in the value of the benefits granted under the Program to such Award Recipient.

ADOPTED BY THE COMPENSATION COMMITTEE ON DECEMBER 13, 2006

Exhibit A

[DATE]

CONFIDENTIAL

[Name]

[Address]

Re:	Participation in the DCT Industrial Trust Inc. 2006 Outperformance Program

Dear [Name]:

You have been selected by DCT Industrial Trust Inc. (the “Company”) to be a participant in the DCT Industrial Trust Inc. 2006 Outperformance Program (the “Program”). Generally, under the Program, in the event that the Company’s total return to its equity holders during a three-year performance period beginning on December ___, 2006 (the closing date of the Company’s initial public offering) exceeds the greater of a 10% per year, compounded annually, or 110% of the total return of the MSCI US REIT Index (RMS), then an aggregate outperformance pool comprising 10% of such excess will be formed under the Program. The aggregate outperformance pool will be paid in the form of restricted shares of common stock of the Company, which will vest 50% on the date of issuance and an additional 25% on each of the first two anniversaries of the end of the performance period, subject to continued employment. You will also be entitled to receive a cash payment in the amount of the dividends that would have been paid on your restricted shares of common stock issued under the Program if they had been issued at the beginning of the performance period. The Company may offer you the choice to receive LTIP units in the Company’s operating partnership, DCT Industrial Operating Partnership LP, in lieu of shares of restricted stock. Special provisions will apply, and you may forfeit some or all of your award, in the event that your employment is terminated or a change in control of the Company occurs prior to the end of the performance period.

Your Participation Percentage in the Program is ___%.

If and to the extent that any provision contained in this Participation Letter is inconsistent with the Program, the Program shall govern.

Please acknowledge receipt of this letter by signing in the space provided below and return the signed letter to the attention of [            ].

Yours truly,	ACKNOWLEDGED BY:

[ ]
Chairman, Compensation Committee	[Name of Award Recipient]

[Date]